Exhibit 99.1

COST PLUS, INC. REPORTS HOLIDAY SALES AND ANNOUNCES STEPS TO

RATIONALIZE OPERATIONS

Despite Difficult Economic Climate, Holiday Foot Traffic Trends Positive and Year End

Inventory Levels Expected to Decline by at least $25M

Select Store Closings and Increased Cost Reductions Expected to Generate Annual

Savings of Approximately $21M

OAKLAND, Calif. – January 9, 2009 — Cost Plus, Inc. (Nasdaq: CPWM) announced today its sales results for the nine-week holiday period. Net sales for the nine-week period ended January 3, 2009 were $278.8 million, compared to $291.8 million for the comparable nine-week period in fiscal 2007. For the nine-week holiday period same store sales decreased 6.6% compared to a 3.4% decrease for the nine-week period last year. Same store sales for the fiscal month of December decreased 4.3% compared to a decrease of 3.2% last year. Inventory levels continued to decline through the holiday period and are estimated to decline by a minimum of $25 million year-over-year at fiscal year-end.

The Company also announced steps to rationalize operations by reducing costs across the business in response to the challenging retail environment. During fiscal 2009, Cost Plus intends to close 26 of its existing stores and to exit eight media markets. Additionally, the Company will reduce home office and distribution center staff by 18% and will implement a number of additional new cost reduction initiatives. After recording the charges discussed below the Company expects the combination of the store closures and cost reductions to yield expected annual savings of approximately $21 million, beginning in fiscal 2009.

President and Chief Executive Officer Barry Feld said, “While we continued to experience positive foot traffic trends in December, we were disappointed with our holiday sales results and larger than anticipated markdowns resulting from the tough economic climate and exceptionally poor weather conditions in certain geographic areas.”

Added Feld, “We continue to believe that our value-based merchandise offering for the cost-conscious consumer makes our brand all the more relevant in today’s marketplace. In addition, Cost Plus is actively taking steps to maintain its competitiveness through further cost-cutting, cash conservation in all areas of the business and sharp management of store-level profitability and inventory.”

The Company expects to record a fourth quarter 2008 non-cash pre-tax impairment charge of approximately $4 million for the write-down of net assets related to the store closures and $2 million in severance costs related to the store, distribution center and home office workforce reductions. During fiscal 2009, the Company expects to record an additional pre-tax charge of approximately $23 million for other costs related to the store closures. The cash outlay for the store closures will be partially offset by approximately $19 million in expected cash receipts from the sale of inventory at the closing stores which will commence before the end of the fourth quarter of 2008.

Mr. Feld noted that, “Given the cost-cutting and cash conservation initiatives implemented over the past year, Cost Plus has no mandatory capital expenditure requirements and has meaningfully improved its future cash flow position. We believe that this, coupled with the new initiatives announced today, puts the Company on solid footing from a liquidity and working capital perspective, notwithstanding the challenging economic environment.”

The Company also announced today that Michael J. Allen, Executive Vice President, Store Operations, has left the Company. Going forward, Senior Field Officers for the East and West Regions responsible for store operations will report directly to the CEO. “We would like to thank Mike for his many years of service and wish him much success in his future endeavors”, commented Mr. Feld.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of today, the Company operates 296 stores in 33 states.

The above statements relating to anticipated costs and savings from the store closures and workforce reduction are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: unanticipated costs associated with the store closings and workforce reduction, inability to achieve the projected savings, material unfavorable outcome exiting contractual lease obligations for store closures, failure to achieve anticipated receipts from inventory liquidation, changes in the valuation of Company assets, changes in the competitive environment, changes in the cost of goods and services purchased, including fuel, transportation and insurance; deteriorating economic conditions; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; changes in accounting rules and regulations; and accounting adjustments identified in closing the Company’s books. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

(510) 808-9119

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